Exhibit 3.3

LOEFF CLAEYS VERBEKE

TRUE COPY of the deed of incorporation of:

Rothmans Holdings (Deutschland) B.V. having its seat at Amsterdam,

executed on February 24, 1992 before a deputy civil law notary, deputizing for J.A.E. Koning, civil law notary at Amsterdam.

Annexed:

English text deed of incorporation

LOEFF CLAEYS VERBEKE

The undersigned,

Anton Arnaud Voorneman, deputy civil law notary, living at Bunnik, deputizing for Jan Aleid Edward Koning, civil law notary, officiating at Amsterdam, certifies that the attached document is a fair English translation of the deed of incorporation of:

Rothmans Holdings (Deutschland) B.V.,

with registered seat at Amsterdam.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

Amsterdam, February 27, 1992	/s/ Anton Arnaud Voorneman

LOEFF CLAEYS VERBEKE

AV/HW

ENGLISH TRANSLATION

INCORPORATION PRIVATE COMPANY WITH LIMITED LIABILITY

On February twenty four, nineteenhundred ninety-two appeared before me, Bertha Josephina Maria Geenen-Timmermans, deputy civil law notary, living at Oosterhout, deputizing for Jan Aleid Edward Koning, civil law notary, officiating at Amsterdam:

Mr Jan Alexander Alferink, born te Geldrop on April four, nineteenhundred fiftyseven, deputy civil law notary, living at 2023 HA Haarlem, Rijksstraatweg 9, married, in this respect acting as proxyholder of: the company incorporated according to the laws of The

Netherlands: Rothmans Holdings B.V., having its seat at Amsterdam, with principal offices at Drentestraat 19 in (1083) HK Amsterdam.

The mandate appears from one private deed, which after having been authenticated in conformity with the law, has been annexed to this deed.

The existence of the mandate is sufficiently known to me, notary.

The appearer, acting as aformentioned, has declared to incorporate a private company with limited liability and therefore to lay down the following Articles of Association:

LOEFF CLAEYS VERBEKE

Name, seat and duration

Article 1

1.	The name of the company is:

Rothmans Holdings (Deutschland) B.V.

2.	The seat of the company will be in Amsterdam.

3.	The company has been entered into for an indefinite period of time.

Purposes

Article 2

The purposes of the company are:

•	to incorporate, to participate in any way whatsoever, to manage and to supervise enterprises and companies;

•	to manufacture tobacco products in the widest sense as well as to carry on the trade in these products;

•	to render guarantees and to bind the company or assets of the company on behalf of enterprises and companies with which the company forms a group;

•

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

•	to trade in currencies, securities and intems of property in general;

•	to render services to enterprises and companies;

•	to finance enterprises and companies;

•	to lend and to borrow money;

•	to obtain, alienate, manage and to exploit real estate and items of property in general;

•	to exploit and to trade patents, mark rights, licenses, know-how, licences, royalties and other industrial rights of property;

•	to perform all kind of industrial, financial and commercial activities;

and to do all that is connected therewith or may be conducive there-to, all this to be interpreted in the widest sense.

LOEFF CLAEYS VERBEKE

Capital and shares

Article 3

1.	The authorized capital amounts to one hundred thousand Dutch guilders (NLG. 100.000,--).

2.	It is divided into one hundred (100) shares, each with a nominal value of one thousand Dutch guilders (NLG. 1.000,--).

3.	The shares are registered in the name of the holders.

No share-certificates shall be issued.

Shareholders register

Article 4

1.	The Managing Board shall keep a register in which the names and addresses of all shareholders shall be recorded, with mention of the amount paid in on each share.

2.	The provisions of Article 194, Book 2 of the Dutch Civil Code, are applicable.

Issue of shares

Article 5

1.

The issue of shares shall be effected pursuant to a resolution of the general meeting of shareholders - hereinafter referred to as: the “general meeting” - insofar as the general meeting has not designated another organ of the company in this respect.

2.	A resolution for the issue of shares shall stipulate whether shareholders have a right to pre-emption, with due observance of the provisions of the Law.

3.	The full nominal amount of each share must be paid in on issue.

4.	The Managing Board is entitled without prior approval of the general meeting of shareholders to perform acts in law as mentioned in article 204, paragraph 1, Book 2 of the Dutch Civil Code.

Own shares

Article 6

1.	The company shall be entitled - subject to due observance of the relevant provisions of the Law - to acquire its own fully paid in shares or the depositary receipts thereof.

LOEFF CLAEYS VERBEKE

2.	The company may give loans in consideration of the taking or acquisition of shares in its capital, but only up to the amount of the distributable reserves.

3.	The company shall not co-operate with the issue of registered certificates of beneficial ownership.

Transfer of shares. Life estate. Pledging

Article 7

1.

The transfer of shares as well as the creation or transfer of a limited right thereon, shall be subject to the relevant provisions of the law. The transfer requirements prescribed by the law shall apply mutatis mutantis to the allocation of shares on the division of jointly-held property.

2.	If a life estate is created or if the shares are pledged, the voting rights cannot be assigned to the estate holder or the pledgee.

Restrictions on transfer of shares

Article 8

1.

If any shareholder (offerer) whishes to dispose of all or any part of his shareholding, he must first offer those shares to his co-shareholders (offerees) for sale unless all shareholders have given a written approval of the disposal concerned, which approval is valid for a period of three months only.

Inter alia contribution to and division of any community is considered to be a transfer.

2.

The shareholders who are interested to take over the offered shares, are obliged to notify the Managing Board in writing of the number of shares they want to take over, within two months after the offer, failing which the shareholders concerned shall be deemed not to be interested.

The price at which the shares can be taken over by the offerees shall be as agreed between the offerer and the offerees.

Failing agreement between the parties about the price, the price shall be set by an independant expert to be appointed by the chairman of the Netherlands Institute of Registered Accountants on request of the most interested party, unless the parties previously reach agreement on the appointment of the expert.

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The offerees are obligated to notify the offerer by registered letter, within thirty days upon the determination of the price, if and to which extent they are interested in the offered shares against cash payment, failing such notice they shall be deemed to have rejected the offer.

3.

If the offerees jointly are interested in purchasing more shares than have been offered, the shares offered shall be distributed among them insofar as possible in proportion to the number of their present shareholding, but with due observance of the number of shares reflected upon by each offeree.

4.

The offerer is entitled to withdraw his offer, provided he does so within one month after the parties which are interested to purchase all the shares concerned in the offer and the price, are disclosed to the offerer.

5.

If it is definitely established that the offerees do not accept the offer or that not all shares offered shall be purchased against payment in cash, the offerer is free to transfer the shares within three months after the date, on which the price has been ascertained, to whomever he wishes.

6.	The company, holding issued shares in its own capital, is entitled to apply for the offered shares only with consent of the offerer.

7.

On the death of a shareholder, if a person, the winding up or dissolution, if a legal entity, or bankruptcy of a shareholder, the shares of the shareholder concerned are to be offered to the other shareholders as set out above within three months of the event.

Offers made under this requirement may not be withdrawn, provided all offered shares are taken up.

Managing Board

Article 9

1.	The company shall have a Managing Board, consisting of one or more members (directeuren).

LOEFF CLAEYS VERBEKE

2.	The general meeting shall appoint the members of the Managing Board and shall be competent to dismiss or to suspend them at any time.

3.	The general meeting shall determine the remuneration and further conditions of employment for each member of the Managing Board.

Article 10

1.	The Managing Board shall be entrusted with the management of the company.

2.

Without prejudice to any other appropriate provisions of these articles of association, the management board shall obtain the approval or general meeting for managerial decisions with respect to any one or more of the following matters:

a.	the acquiring, alienating, encumbering, leasing, letting and in any other way obtaining and giving the use or benefit of registered property;

b.	lending and borrowing money, with the exception or acquiring money under a credit facility already granted to the company by a bank;

c.	long term direct or indirect cooperation with another company and the termination of such cooperation;

d.	direct or indirect participation in the capital of another company and changing the size of such a participation;

e.	investments;

f.	giving personal or real security;

g.	making settlements;

h.	being a party to legal proceedings, which shall include the conducting of arbitration proceedings, with the exception of taking legal measures which cannot be delayed.

Representation

Article 11

1.	The managing board shall be authorized to represent the company in and out of court.

Two managing directors are also authorized to represent the company in and out of court, acting jointly.

LOEFF CLAEYS VERBEKE

In case only one managing director is in office, he will be authorised to represent the company in and out of court.

2.	In case of a conflict of interest with a member of the Managing Board, each and any member of the Managing Board remains entitled to represent the company.

3.

Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-à-vis a holder of all of the shares, or vis-à-vis a participant in a marital community of which all of the shares form a part, whereby the company is represented by such shareholder or one of the participants, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

4.	Paragraph 3 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

Article 12

In case one or more members of the Managing Board are prevented or incapacitated to act, the remaining members or the remaining member of the Managing Board shall be temporarily entrusted with the full management of the company, whereas in case all members of the Managing Board or the sole member of the Managing Board are prevented or incapacitated to act, the management shall be temporarily entrusted to the person to be designated thereto each year by the general meeting.

Financial year and annual accounts

Article 13

1.	The financial year of the company shall start on the first day of April and ends on the thirty-first day of March of the following year.

2.

Annually, within five months after the end of the financial year concerned - unless this term is extended by the general meeting with not more than six months by reason of special circumstances -, the Managing Board shall draw up the annual accounts consisting of a balance-sheet, a profit and loss account and explanatory notes.

LOEFF CLAEYS VERBEKE

Within said period the annual accounts and the annual report shall be available at the company’s office for inspection by the shareholders.

3.	The general meeting confirms the annual accounts.

Final and unreserved confirmation of the annual accounts by the general meeting shall release the members of the Managing Board from liability for their management during the past financial year.

Profits

Article 14

1.

The profits of the company, according to the annual accounts confirmed by the general meeting, are - insofar as they are not to be preserved for the formation or maintainance of reserves prescribed by Law - at the disposal of the general meeting which decides about reservation or payment of profits.

2.	Dividends may be paid up only to the amount above the sum of the balances between net assets and paid in capital, increased with reserves which must be maintained by virtue of Law.

3.	The management board may resolve to pay out an interim-dividend with due observance of the provision of paragraph 2.

4.	The claim of a shareholder for payment of dividend will expire after a period of five years.

General meetings of shareholders

Article 15

1.	The general meetings shall be held in the place where the company has its statutory seat.

2.

A general meeting shall be held annually within the six months after the end of the financial year concerned in which among other matters the annual accounts shall be confirmed and the appropriation of profits shall be decided upon.

Article 16

1.	The Managing Board shall convene the general meeting not later than on the fifteenth day prior to the meeting.

LOEFF CLAEYS VERBEKE

2.	Shareholders shall be convened to general meetings by letters sent to their addresses as per the register as mentioned in Article 4.

Article 17

1.

Valid resolutions may be taken on all subjects on the agenda provided unanimously, as long as the entire issued sharecapital is represented at a general meeting, even though the formalities prescribed by Law or the Articles of Association for the convocation and holding of meetings have not been complied with.

2.

The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders and the holders of depositary receipts. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 18

1.	On shares in its own capital acquired by the company no voting rights shall be exercised by the company. Payment to the company on these shares will not take place.

2.

At the determination of any majority or any quorum, required for passing of a resolution by the general meeting, the shares in its own capital acquired by the company shall be left out of consideration.

Article 19

1.	The general meetings shall appoint the chairman of the meeting.

2.	The general meeting decides with an absolute majority of votes, validly cast.

3.	Each share confers the right to cast one vote.

4.	The management board keeps a record of the resolutions made; article 17 paragraph 2 of the articles of association are equally applicable.

LOEFF CLAEYS VERBEKE

Article 20

1.

Resolutions of the shareholders may instead of in general meetings also be taken in writing (including cable- and telexmessage) provided this is done unanimously by all the shareholders entitled to vote.

2.	The management board shall keep a record of the resolutions thus made.

Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible.

The records shall be deposited at the offices of the company for inspection by the shareholders and the holders of depositary receipts. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Amendment

Article 21

In case a proposal for amendment of the Articles of Association is submitted to the general meeting simultaneously a copy of the proposal in which the verbatim text of the proposed amendment is embodied has to be deposited at the company’s office for inspection by those who are entitled thereto by Law, until the end of the meeting concerned.

Dissolution

Article 22

1.	At the dissolution of the company by virtue of a resolution of the general meeting, the liquidation shall be effected by the Managing Board, unless the general meeting shall decide otherwise.

2.	The general meeting shall fix the remuneration of the liquidators.

3.	The liquidation shall be effected with due observance of the applicable provisions of the Law.

4.	The remainder of the assets of the company after payment of all creditors shall be transferred to the shareholders in proportion to the nominal value of their shareholding.

LOEFF CLAEYS VERBEKE

5.	The liquidation shall otherwise be subject to the provisions of Title 1 of Book 2 of the Civil Code.

6.	During the liquidation the Articles of Association shall remain applicable insofar as possible.

Final Clause

Article 23

The first financial bookyear of the company ends on the thirty-first day of March nineteenhundred ninety-two.

Final Provisions

Finally the appearer declared as follows:

1.	For the first time are appointed as members of the Managing Board of the company:

•

Mr. Andrew Graham Cripps, managing director, residing in (1861 CR) Bergen (Noord Holland), Hoflaan 24, born in Worthing (United Kingdom) on the seventeenth day of August nineteenhundred fifty-seven, of British nationality;

•	Mr. Willem Lourens de Bruijn, managing director, residing in (2106 EC) Heemstede, Frederik van Eedenplein 27, born in Krabbendijk on the sixteenth day of February nineteenhundred fifty;

•	Mr. Willem Joost Keulen, managing director, residing in (1423 DN) Uithoorn, Grevelingen 22, born in Amstelveen on the twenty-fifth day of July nineteenhundred fifty-two.

2.

In the issued capital of the company is participated by the incorporator with forty (40) shares, each share with a nominal value of one thousand Dutch guilders (NLG. 1.000,--), so that the issued capital amounts to forty thousand Dutch guilders (NLG. 40.000,--).

3.	The issue snail take place at par.

The issued capital has been fully paid up in cash.

Payment in foreign currency is acceptable.

To this deed have been attached documents of which Article 203a, Book 2 of the Dutch civil Code, prescribes attachment.

The company accepts the payments on the issued shares upon incorporation.

LOEFF CLAEYS VERBEKE

4.

On the draft of this deed the declaration of no objections by the Ministry of Justice has been granted by decree number B.V. 430.083 on February twenty one, nineteenhundred ninety two, as appears from a certified copy of said draft annexed to this deed.

The appearer is known to me, notary.

                                                                                                          THIS DEED,

drawn up in minute, has been executed at Amsterdam, on the day and year mentioned in the heading in this deed.

The contents of this deed were stated in substance to the appearer. The appearer then declared to be well informed on the contents of this deed and not to care for a reading out in full.

Immediately after limited reading, the appearer and I, notary, signed this deed at sixteen hour twentyminutes.

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RB/HM/5148504/40058041

13467757

AMENDMENT OF THE ARTICLES OF ASSOCIATION

(British American Tobacco Holdings (The Netherlands) B.V.)

This fifteenth day of March two thousand and thirteen, there appeared before me, Rudolf van Bork, civil law notary at Amsterdam:

Marleen Wessel, born in Alkmaar, the Netherlands, on the twentieth day of January nineteen hundred and eighty-six, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

The person appearing declared the following:

on the fifteenth day of March two thousand and thirteen the general meeting of British American Tobacco Holdings (The Netherlands) B.V., a private limited liability company under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (zetel) in Amstelveen, the Netherlands, and its principal place of business at Handelsweg 53 A, 1181 ZA Amstelveen, the Netherlands, and registered with the trade register under number 33236251 (Company), resolved to amend and completely readopt the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by the minutes of the general meeting attached to this deed (Annex).

The Articles of Association of the Company were most recently amended by a deed, executed on the seventeenth day of November two thousand and five before A.A. Voorneman, civil law notary officiating in Amsterdam, with respect to which a ministerial Statement of No Objections was granted on the seventeenth day of November two thousand and five, under number B.V. 430083.

In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended and completely readopted as follows.

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ARTICLES OF ASSOCIATION:

1.	Definitions

1.1	In these Articles of Association the following words shall have the following meanings:

Share: a share in the capital of the Company;

Shareholder: a holder of one or more Shares;

General Meeting: the body of the Company consisting of Shareholders entitled to vote and usufructuaries and pledgees with voting rights, or a meeting of Persons with Meeting Right (as the case may be);

Inability: inability (belet) as referred to in Section 2:244 subsection 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

Depositary Receipt: a depositary receipt for a Share;

Management Board: the management board of the Company;

Transferees: has the meaning assigned thereto in Article 10.4;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Company Body: the Management Board or the General Meeting;

Persons with Meeting Right: a Shareholder, a holder of one or more Depositary Receipts with Meeting Right and any usufructuary or pledgee with voting rights in respect of one or more Shares and/or Meeting Right;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorized in writing, and the other rights designated by law to holders of depositary receipts of shares to which Meeting right is attached;

Transferor: has the meaning assigned thereto in Article 10.2.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

2.	Name and Official Seat

2.1	The Company’s name is:

British American Tobacco Holdings (The Netherlands) B.V.

2.2	The official seat of the Company is in Amstelveen.

3.	Objects

The objects of the Company are:

(a)	the manufacture of Tobacco products, as well as the trade in the aforementioned products, all to be interpreted in the broadest sense;

(b)	to incorporate, to participate in any way whatsoever in, to manage, to administer, to supervise and to otherwise take an interest in businesses and companies;

(c)	to finance businesses and companies:

to grant guarantees and to bind the Company or its assets for obligations of the Company, group companies and/or third parties;

(d)

to borrow, to lend, to provide, to place in custody and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

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(e)	to render advice, services to, to make donations to and to—in any way whatsoever—assist businesses and companies with which the Company forms a group and to third parties;

(f)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

(g)	to acquire, alienate, manage and exploit registered property and items of property in general;

(h)	to trade in currencies, securities and items of property in general;

(i)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(j)	to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4.	Capital

4.1	The nominal value of each Share equals four hundred fifty euro (EUR 450.00).

4.2	All Shares shall be registered. No share certificates shall be issued.

5.	Qualitative Obligations

No Share binds any holder thereof to any contractual obligations (verplichtingen van verbintenisrechtelijke aard) other than to pay in that Share in full.

6.	Register

The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees, usufructuaries and holders of Depositary Receipts with Meeting Right.

7.	Issuance of Shares

7.1	Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to the Management Board and may also revoke such transfer.

7.2	A resolution to issue Shares shall stipulate the issue price and the other conditions.

7.3

Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 7.4.

7.4	Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

7.5

The provisions of this Article 7 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

7.6

The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

7.7	The full nominal value of each Share must be paid in upon issuance.

8.	Own Shares and Reduction of the Issued Capital

8.1	Subject to approval of the General meeting, fully paid in Shares shall be acquired pursuant to a resolution of the Management Board.

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8.2	The General Meeting may resolve to reduce the Company’s issued capital.

9.	Transfer of Shares

9.1

The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

9.2

Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

10.	Blocking Clause (approval General Meeting)

10.1

A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 10, unless (i) all Shareholders have approved the contemplated transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

10.2

A Shareholder wishing to transfer one or more of his Shares (Transferor) shall require the approval of the General Meeting for such transfer. The request for approval shall be made by the Transferor by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Transferor wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

10.3

The Transferor may transfer the total number of Shares to which the request relates, and not part thereof, to the person or persons named in the request within a period of three months after the General Meeting granted the approval requested.

10.4	If:

(a)	the General Meeting does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

(b)

the approval has been refused without the General Meeting having informed the Transferor, at the same time as the refusal, of one or more transferees that wish to purchase all the Shares to which the request for approval relates for payment in cash (Transferees), the approval requested shall be considered to have been granted, in the event mentioned under (a), on the final day of the six week period mentioned under (a).

10.5

The Shares to which the request for approval relates can be purchased by the Transferees at a price to be mutually agreed between the Transferor and the Transferees or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be determined by one or more independent experts to be appointed at the

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request of one or more of the parties concerned by the chairman of the Chamber of Commerce at which the Company is registered in the Commercial Register. An appointed expert shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in determining the price.

10.6

Within one month of the price being determined, the Transferees must give notice to the Management Board of the number of Shares to which the request for approval relates they wish to purchase. A Transferee who fails to submit notice within said term shall no longer be regarded as a Transferee. Once the notice mentioned in the preceding sentence has been given, a Transferee can only withdraw with the consent of the other Transferees.

10.7

The Transferor may withdraw within one month after the day of being informed to which Transferee or Transferees all the Shares to which the request for approval relates can be sold and at what price. The Transferor is obliged to cooperate with the transfer of the Shares within two weeks after lapse of that term. If the Transferor does not withdraw timely, and does not meet his obligation to transfer within the said term, the Company shall be irrevocably authorized to transfer the Shares to the Transferee or Transferees. If the Management Board proceeds with such transfer, it shall immediately give notice thereof to the Shareholder concerned. If the Company effectuates the transfer, the Company is entitled to accept the purchase price on behalf of the party entitled thereto, under the obligation to forward the purchase price to such party, after deduction of the expenses chargeable to him, as soon as possible but at the latest ten (10) business days after receipt of the bank account number designated by such party for this purpose.

10.8

All notifications and notices referred to in this Article 10 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the provisions of these Articles of Association.

10.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

(a)	the Transferor if he withdraws;

(b)

the Transferor for one half and the buyers for the other half, provided that if the Shares are purchased by one or more Transferees, each buyer shall contribute to such costs in proportion to the number of Shares purchased by that buyer;

(c)	the Company, in cases not provided for under (a) or (b).

10.10	The preceding provisions of this Article 10 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

11.	Pledge and Usufruct

11.1	The provisions of Article 9 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

11.2	The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

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11.3

Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

12.	Depositary Receipts

12.1

The General Meeting has the authority to attach Meeting Right to Depositary Receipts. The General Meeting also has the authority to deprive Depositary Receipts of Meeting Right, provided that this authority has been reserved at the time the Meeting Right is attached, or with the consent of the relevant Depositary Receipts holder(s).

12.2	The transfer of a Depositary Receipt shall require a deed for that purpose to which those involved in the transfer shall be parties.

12.3

Unless the Company itself is party to the legal act, the Meeting Right attached to a Depositary Receipt can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

13.	Management Board Members

13.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

13.2	Management Board members are appointed by the General Meeting.

13.3	A Management Board member may be suspended or dismissed by the General Meeting at any time.

13.4	The authority to establish a remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

14.	Duties and Decision-making of the Management Board

14.1

The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it.

14.2	Each Management Board member may cast one vote in the Management Board.

14.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

14.4

Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions.

14.5

The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible.

14.6

A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 15.1.

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15.	Approval of Management Board Resolutions

15.1

A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

15.2	The Management Board may enter into the legal acts referred in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

15.3	The absence of approval by the General Meeting of a resolution as referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

16.	Representation

16.1

The Company shall be represented by the Management Board. If the Management Board consists of two or more members, any two members of the Management Board acting jointly shall also be authorized to represent the Company.

16.2

The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company.

17.	Vacancy or Inability of the Management Board Members

If a seat is vacant on the Management Board (ontstentenis) or upon the Inability of a Management Board member, the remaining Management Board members or member shall temporarily be entrusted with the management of the Company. If all seats in the Management Board are vacant or upon the Inability of all Management Board members or the sole Management Board member, as the case may be, the management of the Company shall temporarily be entrusted to one or more other persons designated for that purpose by the General Meeting.

18.	Financial Year and Annual Accounts

18.1	The Company’s financial year shall be the calendar year.

18.2

Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

18.3

Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 7 or Section 2:403 of the Dutch Civil Code applies to the Company.

18.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

18.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

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18.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

18.7	The General Meeting shall adopt the annual accounts.

18.8	The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

18.9	When each Shareholder is also a Management Board member, the signing of the annual accounts by all the Management Board members shall not constitute the adoption of such accounts.

19.	Profits and Distributions

19.1

The allocation of profits accrued in a financial year shall be determined by the General Meeting. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

19.2

The Management Board has the authority to resolve to make interim dividend payments. The General Meeting has the authority to make all other distributions, including but not limited to (interim) distributions out of a reserve.

19.3	If the Company is required by law to maintain reserves, the authority to make distributions only applies to the extent that the equity exceeds these reserves.

19.4

No resolution of the General Meeting to distribute shall have effect without the consent of the Management Board. The Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

20.	General Meetings

20.1

Unless the annual accounts are adopted in accordance with Article 18.9, at least one General Meeting, the annual General Meeting, shall be held or at least once a decision shall be made in accordance with Article 26 during each financial year.

20.2	Other General Meetings shall be held as often as the Management Board deems such necessary.

20.3

One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company’s issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not sufficiently taken such action that the meeting can be held within four weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

21.	Notice and Venue of Meetings

21.1

Notice of General Meetings shall be given by the Management Board. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company’s issued capital.

21.2	Notice of the meeting shall be given at least eight days before the day of the meeting.

21.3	The notice of the meeting shall specify the subjects to be discussed.

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21.4

A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

21.5

The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 6. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

21.6

General Meetings are held in the municipality of Amstelveen, Amsterdam or Schiphol (municipality of Haarlemmermeer). General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render advice.

22.	Admittance and Meeting Right

22.1

Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General meeting by a proxy authorized in writing.

22.2

At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

22.3	The Management Board members shall have the right to give advice in the General Meetings.

22.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

23.	Chairperson and Secretary of the Meeting

23.1

The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

23.2	The chairperson of the meeting shall appoint a secretary for the meeting.

24.	Minutes and Recording of Shareholders’ Resolutions

24.1

The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

24.2

The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson’s representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

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25.	Resolutions

25.1	Each Share confers the right to cast one vote.

25.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

25.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

25.4

If the formalities for convening and holding of General Meetings, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice.

25.5

No voting rights may be exercised in the General Meeting for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

26.	Resolutions without holding Meetings

26.1

Shareholders resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice.

26.2

For the purposes of Article 26.1 the requirement of votes to be cast in writing shall also be met in case the manner in which each vote is cast is indicated in a resolution in writing or is recorded electronically and such resolution is signed by all Persons with Meeting Right.

26.3	As soon as the Management Board is acquainted with the resolution, it shall keep record thereof and add such record to those referred to in Article 24.2.

27.	Amendment of the Articles of Association

The General Meeting may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Persons with Meeting Right, until the end of the meeting.

28.	Dissolution and Liquidation

28.1

The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

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28.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

28.3	During liquidation, to the extent possible the provisions of these Articles of Association shall continue to apply.

28.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

Final provision

At the time the foregoing amendment of the Articles of Association takes effect, the issued capital of the Company equals one hundred twelve million five hundred one thousand eight hundred euro (EUR 112,501,800.00), divided into two hundred fifty thousand four (250,004) shares with a nominal value of four hundred fifty euro (EUR 450.00) each.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

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NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.